Exhibit 16.1

May 23, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Chordiant Software, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated May 18, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of material weaknesses in internal controls or any remedial actions taken with respect to such material weaknesses.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP